Exhibit 4.2

TISSUELINK MEDICAL, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amended and Restated Investors’ Rights Agreement is made as of February 12, 2007, by and among TissueLink Medical, Inc., a Delaware corporation (the “Company”), the investors listed on Schedule A hereto (each a “Purchaser” and collectively the “Purchasers”), Medtronic, Inc. (“Medtronic” and, together with the Purchasers, the “Investors”), and the other stockholders of the Company listed from time to time on Schedule B hereto (the “Management Stockholders” and, together with the Investors, the “Stockholders”) and amends and restates in its entirety the Amended and Restated Investors’ Rights Agreement dated as of January 31, 2003 (the “2003 Investors’ Rights Agreement”) entered into in connection with the issuance of shares of Series D Convertible Preferred Stock of the Company (“Series D Preferred”) to certain of the Investors, as supplemented by the Instrument of Joinder to Amended and Restated Investors’ Rights Agreement of TissueLink Medical, Inc., dated May 24, 2005, whereby Horizon Technology Funding Company II LLC and Horizon Technology Funding Company III LLC were granted certain rights with respect to registration. The 2003 Investors’ Rights Agreement amended and restated in its entirety the Amended and Restated Investors’ Rights Agreement dated as of January 15, 2002 (the “January 2002 Investors’ Rights Agreement”) entered into in connection with the issuance of shares of Series C Convertible Preferred Stock of the Company (“Series C Preferred”) to certain of the Investors. The January 2002 Investors’ Rights Agreement amended and restated in its entirety the Amended and Restated Investors’ Rights Agreement dated as of September 11, 2000 (the “2000 Investors’ Rights Agreement”) entered into in connection with the issuance of shares of Series B Convertible Preferred Stock of the Company (“Series B Preferred”) to certain of the Investors. The 2000 Investors’ Rights Agreement amended and restated in its entirety the Investors’ Rights Agreement dated as of August 9, 1999 (the “1999 Investors’ Rights Agreement”) entered into in connection with the issuance of shares of Series A Convertible Preferred Stock of the Company (“Series A Preferred”) to certain of the Investors.

WHEREAS, the Company and certain of the Investors have entered into the Series E Convertible Preferred Stock Purchase Agreement (the “Series E Stock Purchase Agreement”) as of February 12, 2007 pursuant to which the Company agrees to issue shares of Series E Convertible Preferred Stock of the Company (the “Series E Preferred”) to certain of the Investors; and

WHEREAS, the amendment of the 2003 Investors’ Rights Agreement to incorporate the terms and conditions set forth herein is a condition precedent to certain of the Investors’ obligations pursuant to the Series E Stock Purchase Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1. Right of First Offer. Subject to the terms and conditions specified in this Section 1, the Company hereby grants to each Participating Holder (as defined below) and New Holder (as defined below), a right of first offer with respect to future issuances or sales by the Company of the Company Offered Shares (as hereinafter defined).

For purposes of this Agreement, a “Participating Holder” means an Investor who purchases its full pro rata share (based on the proportion of the number of shares of common stock, $.01 par value, of the Company ( “Common Stock”) issued and held, or then issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities)) of 21, 635, 656 shares of Series E Preferred Stock pursuant to the Series E Stock Purchase Agreement (collectively referred to as the “Participating Holders”). A list of the Participating Holders as of the date of the Initial Closing (as defined in the Series E Stock Purchase Agreement) is attached as Schedule C.

For purposes of this Agreement, a “New Holder” means any Person (as defined below) who is not a Stockholder as of February 8, 2007 who subsequently purchases at least 100,000 shares of Series E Preferred (collectively referred to as the “New Holders”). A list of New Holders as of the date of the Initial Closing (as defined in the Series E Stock Purchase Agreement) is attached as Schedule D.

Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of the Company’s capital stock (the “Company Offered Shares”), the Company shall first make an offering of such Company Offered Shares to each Participating Holder and New Holder in accordance with the following provisions:

1.1. Notice of Sales. The Company shall deliver a notice by certified mail (the “Notice”) to the Participating Holders and New Holders stating (i) its bona fide intention to offer such Company Offered Shares, (ii) the number and class or series of the shares of the Company’s capital stock constituting the Company Offered Shares and (iii) the price and terms, if any, upon which it proposes to offer such Company Offered Shares.

1.2. Exercise of Right.

(a) Within 15 calendar days after delivery of the Notice, each Participating Holder and New Holder may elect to purchase, at the price and on the terms specified in the Notice, up to that portion of the Company Offered Shares which equals the proportion that the number of shares of Series E Preferred issued and held, or then issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Participating Holder or New Holder bears to the total number of shares of Series E Preferred then outstanding (assuming full conversion and exercise of all convertible or exercisable securities). The proportion so computed is referred to herein as the “Pro Rata Proportion.” The Company shall promptly, in writing, inform each Participating Holder and New Holder that purchases all the shares available to it (each, a “Fully-Exercising Investor”) of any other Participating Holder’s or New Holder’s failure to do likewise. During the fifteen (15) day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to purchase an additional number of Company Offered Shares equal to such Fully-Exercising Investor’s Pro Rata Proportion multiplied by the number of Company Offered Shares which Participating Holders and New Holders were entitled to purchase but did not purchase.

(b) The Company may, during the 45-day period following the expiration of the period provided in Section 1.2(a), offer the remaining portion of the Company Offered Shares not purchased by the Participating Holders and New Holders to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Notice. If the Company does not enter into an agreement for the sale of the Company Offered Shares within such period, or if such agreement is not consummated within 45 days of its execution, the right provided hereunder shall be deemed to be revived and such Company Offered Shares shall not be offered unless first reoffered to the Participating Holders and New Holders in accordance herewith.

1.3. Exceptions. Notwithstanding the foregoing, the right of first offer in this Section 1 shall not apply: (1) to the issuance of up to 15,462,278 shares of Common Stock, or options exercisable therefor, (subject to equitable adjustment in the event of any stock split, combination, reclassification or other similar event involving the Common Stock), to officers, directors, employees, consultants and advisors of the Company under a plan or agreement approved by the Board of Directors of the Company; (2) under any of the circumstances that would constitute an Extraordinary Common Stock Event (as defined in Article 5, Section 9 of the Amended and Restated Certificate of Incorporation of the Company), occurring other than in connection with a merger or consolidation of the Company with or into another corporation or a sale of all or substantially all of the assets of the Company; (3) to the issuance of shares of Common Stock upon the conversion of any shares of Preferred Stock; (4) to the issuance of securities in connection with a bona fide business acquisition by the Company approved by the Board of Directors of the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise; (5) to the issuance of up to 100,000 shares of Common Stock, or warrants exercisable therefor, (subject to equitable adjustment in the event of any stock split, combination, reclassification or other similar event involving the Common Stock), to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, or similar transactions approved by the Board of Directors of the Company; (6) to the issuance of shares of Common Stock or Series D Preferred upon the exercise of certain warrants issued by the Company to Medtronic under the License Agreement dated August 9, 1999, as amended (the “Medtronic Warrants”) or to the issuance of shares of Common Stock upon the exercise of that certain warrant issued by the Company to Brown Brothers Harriman & Co. dated September 3, 2002 (the “Brown Brothers Warrant”); (7) to the issuance of shares of Series B Preferred upon the exercise of the Series B Warrants issued pursuant to the Series B Convertible Preferred Stock and Warrant Purchase Agreement dated as of September 1, 2000 (the “Series B Warrants”); (8) to the issuance of any other securities granted, awarded or issued by the Company prior to January 31, 2003 (and securities issued by the Company after that date in exchange for or upon exercise of such securities); (9) to the issuance of securities pursuant to the Series E Stock Purchase Agreement or to the issuance of securities in exchange for or upon the conversion of such shares of Series E Preferred; (10) to the issuance of any shares of Common Stock pursuant to the Series E Dividend (as defined in Article 5, Section 7(b) of the Amended and Restated Certificate of Incorporation of the Company); (11) to the issuance of any securities in connection with a Qualified IPO (as defined below); or (12) with respect to any issuance as to which the holders of a majority of the shares of Preferred Stock outstanding immediately prior to such issuance, voting together as a single class, so elect.

1.4. Termination. The rights set forth in this Section 1 shall terminate as to each Participating Holder and New Holder and be of no further force or effect (i) upon the consummation of a Qualified IPO, or (ii) when the Company shall sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any other transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, other than a merger effected exclusively for the purpose of changing the domicile of the Company (a “Change of Control”). The term “Qualified IPO” means an underwritten public offering on a firm commitment basis pursuant to an effective registration statement under the Securities Act of 1933 as amended (the “Securities Act”) covering the offer and sale of Common Stock for the account of the Company at a price greater than or equal to $2.318 per share of Common Stock (as adjusted for stock splits, stock dividends and the like) in which the aggregate proceeds to the Company exceed $25,000,000.

2. Transfer Restrictions; Right of First Refusal.

2.1. General Transfer Restrictions. No Stockholder shall Transfer any Shares or allow the power to vote Shares to be exercised by any other Person (except through ordinary proxies, revocable at the option of such Stockholder) except as provided in this Section 2, Section 3 and Section 4. Any attempted Transfer of Shares not permitted under the terms of Section 2, Section 3 and Section 4 shall be null and void, and the Company shall not in any way give effect to any such impermissible Transfer. For purposes of this Agreement:

“Affiliate” means, with respect to any specified Person, (a) any other Person which directly or indirectly controls, is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise) and (b) with respect to any natural Person, any Member of the Immediate Family of such natural Person.

“Members of the Immediate Family” means, with respect to any individual, each spouse or child or other descendants of such individual, each trust created solely for the benefit of one or more of the aforementioned Persons and their spouses and each custodian or guardian of any property of one or more of the aforementioned Persons in his or her capacity as such custodian or guardian.

“Person” means an individual, partnership, corporation, company, association, trust, joint venture, unincorporated organization and any governmental department or agency or political subdivision.

“Preferred Stock” means the Series A Preferred, the Series A-1 Convertible Preferred Stock of the Company (the “Series A-1 Preferred”), the Series B Preferred, the Series B-1 Convertible Preferred Stock of the Company (the “Series B-1 Preferred”), the Series C Preferred, the Series C-1 Preferred Stock of the Company (the “Series C-1 Preferred”), the Series D Preferred, the Series D-1 Preferred Stock of the Company (the “Series D-1 Preferred”) and the Series E Preferred and the Series E-1 Preferred Stock of the Company (the “Series E Preferred”).

“Shares” means all shares of Common Stock and Preferred Stock originally issued to, or issued with respect to shares originally issued to, or held by, a Stockholder, whenever issued, including without limitation all shares of Common Stock and Preferred Stock issued pursuant to the exercise of any option or warrant.

“Transfer” means any sale, pledge, assignment, encumbrance or other transfer or disposition of any Shares to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise.

2.2. Right of First Refusal. Subject to the terms and conditions specified in this Section 2, each Stockholder hereby grants to each of the Participating Holders and New Holders a right of first refusal with respect to future Transfers of Shares held by such Stockholder. Each time any Stockholder (the “Offering Stockholder”) proposes to Transfer any Shares held by such Stockholder (the “Stockholder Offered Shares”), the Offering Stockholder shall first make an offering of such Stockholder Offered Shares to each of the other Participating Holders and New Holders in accordance with the provisions of Sections 2.3 through 2.4.

2.3. Notice of Sales. The Offering Stockholder shall deliver a notice by certified mail (“Stockholder Offer Notice”) to the other Participating Holders and New Holders, with a copy to the Company, stating (i) the Offering Stockholder’s bona fide intention to Transfer such Stockholder Offered Shares, (ii) the number and class or series of the shares of the Company’s capital stock constituting the Stockholder Offered Shares and (iii) the price and terms, if any, upon which the Offering Stockholder proposes to Transfer such Stockholder Offered Shares.

2.4. Exercise of Right.

(a) Within 15 calendar days after delivery of the Stockholder Offer Notice, each of the Participating Holders and New Holders may elect to purchase, at the price and on the terms specified in the Stockholder Offer Notice, up to its Pro Rata Proportion of the Stockholder Offered Shares. The Offering Stockholder shall promptly, in writing, inform each Participating Holder or New Holder that purchases all the shares available to it (each, a “Fully-Exercising Stockholder”) of any other Participating Holder’s or New Holder’s failure to do likewise. During the fifteen (15) day period commencing after receipt of such information, each Fully-Exercising Stockholder shall be entitled to purchase an additional number of Stockholder Offered Shares equal to (1) the proportion that the number of shares of Series E Preferred issued and held, or then issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Fully-Exercising Stockholder bears to the total number of shares of Series E Preferred then held by (assuming full conversion and exercise of all convertible or exercisable securities) all Fully-Exercising Stockholders multiplied by (2) the number of Stockholder Offered Shares which Participating Holders and New Holders were entitled to purchase but did not purchase.

(b) The Offering Stockholder may, during the 45-day period following the expiration of the period provided in Section 2.4(a), Transfer the remaining portion of the Stockholder Offered Shares not purchased by the other Participating Holders and New Holders to any person or persons at a price not less than, and upon terms no more favorable to the purchaser or transferee than, those specified in the Stockholder Offer Notice. The transferee of such Stockholder Offered Shares shall be required to comply with the provisions of Section 2.7. If the Offering Stockholder does not Transfer, or enter into an agreement for the Transfer of, the Stockholder Offered Shares within such period, or if such agreement is not consummated within 45 days of its execution, the right provided hereunder shall be deemed to be revived and such Stockholder Offered Shares shall not be Transferred unless first reoffered to the other Participating Holders and New Holders in accordance with this Section 2.

2.5. Exceptions. Notwithstanding the foregoing, the right of first refusal set forth in this Section 2 shall not be applicable to: (i) any Transfer by a Stockholder of Shares to an Affiliate of such Stockholder; (ii) any Transfer by an Investor to any partner, limited partner, retired partner, holder of limited liability company interest or stockholder of the Investor, (iii) upon the death of any Stockholder who is a natural person, the distribution of Shares by the will or other instrument taking effect at death of such Stockholder or by applicable laws of descent and distribution to such Stockholder’s estate, executors, administrators and personal representatives, and then to such Stockholder’s heirs, legatees or distributees, whether or not such recipients are Members of the Immediate Family of such Stockholder; or (iv) any repurchase by the Company of Common Stock owned by an employee, officer, director, or consultant of the Company at a price that is equal to or less than the original purchase price of such shares in connection with the termination of such person’s employment or relationship with the Company pursuant to a stock restriction agreement with the Company; provided, that, in all such cases, (x) the Stockholder shall provide the Company and the Investors with notice of such transfer prior to effecting it, and (y) the transferee shall comply with the requirements of Section 2.7 relating to Permitted Transferees. Notwithstanding the foregoing, the right of first refusal set forth in this Section 2 shall also not be applicable to a Transfer by a Stockholder in a Public Offering registered under the Securities Act.

2.6. Termination. The rights set forth in this Section 2 shall terminate as to each Stockholder and be of no further force or effect (i) upon the consummation of a Qualified IPO or (ii) upon a Change of Control.

2.7. Permitted Transferees. No Transfer permitted under the terms of this Section 2 or under the terms of Section 4 shall be effective unless the transferee of such Shares (each, a “Permitted Transferee”) has delivered to the Company a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company that such Shares to be received by such Permitted Transferee shall remain subject to all of the provisions of this Agreement and that such Permitted Transferee shall be bound by, and shall be a party to, this Agreement as a holder of Shares; provided, however, that no Transfer by any holder of Shares to a Permitted Transferee shall relieve such holder of any of its obligations hereunder. Any Permitted Transferee who receives Shares from a Management Stockholder in a Transfer under this Agreement shall be deemed to be a Management Stockholder upon such Transfer with respect to such Shares.

3. Take-Along Right.

3.1. General. Subject to prior compliance with Section 2, if the Majority Stockholders (for purposes of this Section 3, collectively, the “Proposed Sellers”) determine to Transfer for value in a bona fide arms-length transaction all of the Shares then owned by such Stockholders to any person not affiliated with or otherwise related to any of the Proposed Sellers (for purposes of this Section 3, the “Proposed Buyer”), then, upon 30 days written notice to the other Stockholders in compliance with the terms of Section 3.2, each of the other Stockholders shall be obligated to Transfer to the Proposed Buyer all of the Shares then owned by such Stockholder in the manner and on the terms set forth in the Take Along Notice in the same transaction at the closing thereof, provided that all of the holders of a particular class of shares of capital stock of the Company shall receive the same form and its pro rata amount of consideration upon the closing of such transaction. For purposes of this Section 3, “Majority Stockholders” means the holders of a majority of the shares of Preferred Stock then outstanding, voting together as a single class, and 66 2/3% or more of the shares of Series E Preferred then outstanding, voting together as a single class.

3.2. Take Along Notice. If the Proposed Sellers elect to exercise their rights under this Section 3, a written notice (the “Take Along Notice”) shall be furnished by the Proposed Sellers to the other Stockholders. The Take Along Notice may consist of the offer received by the Proposed Sellers for the purchase of their Shares. The Take Along Notice shall set forth the principal terms of the proposed sale insofar as it relates to the Shares, including the maximum and minimum purchase price, and the name and address of the Proposed Buyer. If at the end of the one hundred eightieth (180th) day following the date of receipt by such other Stockholders of the Take Along Notice the Proposed Sellers have not completed the proposed sale, the other Stockholders shall be released from their obligations under this Section 3 as it relates to the proposed sale, the Take Along Notice shall be null and void, and it shall be necessary for a separate Take Along Notice to be furnished and the terms and provisions of this Section 3 separately complied with, in order to consummate such sale pursuant to this Section 3.

3.3. Termination. The provisions set forth in this Section 3 shall terminate and be of no further force or effect (i) upon the consummation of a Qualified IPO or (ii) upon a Change of Control.

4. Co-Sale Rights.

4.1. Notice of Sales. Should any of the Management Stockholders propose to accept one or more bona fide offers (collectively, a “Purchase Offer”) from any persons to purchase Shares (the “Management Offered Shares”) from such Stockholder (other than as set forth in Section 4.5), after complying with the terms of Section 2, such Management Stockholder shall promptly deliver a notice (the “Notice of Sale”) to the Company and each Participating Holder and New Holder stating the terms and conditions of such Purchase Offer including, without limitation, the number of Management Offered Shares proposed to be sold or transferred, the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.

4.2. Exercise of Right. Each Participating Holder and New Holder shall have the right (the “Co-Sale Right”), exercisable upon written notice to the Company and the selling Management Stockholder within 15 business days of receipt of a Notice of Sale, to participate in the sale of Management Offered Shares pursuant to the terms and conditions set forth in the Notice of Sale. To the extent a Participating Holder or New Holder exercises such Co-Sale Right in accordance with the terms and conditions set forth below, the number of Management Offered Shares which such Management Stockholder may sell pursuant to such Purchase Offer shall be correspondingly reduced. The Co-Sale Right of each Participating Holder and New Holder shall be subject to the following terms and conditions:

(a) Calculation of Shares. Each Participating Holder or New Holder may sell all or any part of that number of shares of Common Stock issued or then issuable upon conversion of the then-outstanding shares of the Preferred Stock (“Conversion Stock”), Common Stock received in connection with any stock dividend, stock split or other reclassification thereof, or Common Stock otherwise issued by the Company and held by the Participating Holder or New Holder (together with the Conversion Stock and Common Stock received in connection with any stock dividend, stock split or other reclassification, “Co-Sale Eligible Stock”) equal to the product obtained by multiplying (i) the aggregate number of Management Offered Shares covered by the Purchase Offer by (ii) a fraction, the numerator of which is the number of shares of Co-Sale Eligible Stock at the time owned by such Participating Holder or New Holder and the denominator of which is the sum of (A) the total number of shares of Co-Sale Eligible Stock at the time owned by all Participating Holders and New Holders participating in such sale plus (B) the total number of Management Offered Shares at the time owned by the selling Management Stockholder.

(b) Delivery of Certificates. Each Participating Holder or New Holder may effect its participation in a sale under this Section 4 by delivering to the selling Management Stockholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent Co-Sale Eligible Stock which such Participating Holder or New Holder elects to sell.

(c) Expenses. The parties hereto acknowledge that each such party shall bear all costs and expenses incurred by such party in connection with the sale of Management Offered Shares or Co-Sale Eligible Stock pursuant to this Section 4.

4.3. Transfer. The stock certificate or certificates that the Participating Holder or New Holder delivers to the selling Management Stockholder pursuant to Section 4.2 shall be delivered by such Management Stockholder to the prospective purchaser in consummation of the sale pursuant to the terms and conditions specified in the Notice of Sale, and such Management Stockholder shall within two business days of such sale remit to such Participating Holder or New Holder that portion of the sale proceeds to which such Participating Holder or New Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase Co-Sale Eligible Stock from a

Participating Holder or New Holder exercising its Co-Sale Right hereunder, the selling Management Stockholder shall not sell to such prospective purchaser or purchasers any Management Offered Shares unless and until, simultaneously with such sale, the selling Management Stockholder shall purchase such Co-Sale Eligible Stock from such Participating Holder or New Holder for the same consideration and on the same terms and conditions as the proposed transfer described in the Notice of Sale (which terms and conditions shall be no less favorable than those governing the sale to the purchaser by the Management Stockholder).

4.4. No Adverse Effect. The exercise or non-exercise of the rights of the Participating Holders and New Holders hereunder to participate in one or more sales made by a Management Stockholder shall not adversely affect their rights to participate in subsequent sales by a Management Stockholder.

4.5. Permitted Transactions. The provisions of Sections 4.1 through 4.4 shall not apply to: (i) any Transfer by a Management Stockholder of Shares to an Affiliate of such Stockholder; (ii) upon the death of any Management Stockholder who is a natural person, the distribution of Shares by the will or other instrument taking effect at death of such Stockholder or by applicable laws of descent and distribution to such Stockholder’s estate, executors, administrators and personal representatives, and then to such Stockholder’s heirs, legatees or distributees, whether or not such recipients are Members of the Immediate Family of such Stockholder; or (iii) any repurchase by the Company of Common Stock owned by an employee, officer, director, or consultant of the Company at a price that is equal to or less than the original purchase price of such shares in connection with the termination of such person’s employment or relationship with the Company pursuant to a stock restriction agreement with the Company; provided, that, in all such cases, (x) the Management Stockholder shall provide the Company and the Investors with notice of such Transfer prior to effecting it, and (y) the transferee shall comply with the requirements of Section 2.7 relating to Permitted Transferees.

4.6. Assignment of Rights. The rights of each Participating Holder and New Holder set forth in this Section 4 may be assigned (but only with all related obligations) to any transferee or assignee of Co-Sale Eligible Stock of such Investor provided that (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, and (b) such transferee complies with the provisions of Section 2.7 relating to Permitted Transferees.

4.7. Termination.

(a) Termination Events. The provisions of this Section 4 shall terminate upon the earliest to occur of any one of the following events (and shall not apply to any transfer by a Management Stockholder in connection with any such event):

(i)	The liquidation, dissolution or cessation of the business operations of the Company;

(ii)	A Qualified IPO; or

(iii)	A Change of Control.

5. Registration Rights. The Investors shall have the registration rights set forth below.

5.1. Definitions. Capitalized terms used but not defined shall have the meanings ascribed to them in the Series E Stock Purchase Agreement. For purposes of this Agreement:

“Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Public Offering,” or “Offering” means any offering of Common Stock to the public, either on behalf of the Company or any of its security holders, pursuant to an effective registration statement under the Securities Act or any event causing the Company to have any class of its equity securities registered with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

“Registrable Securities” means (i) the Common Stock at any time issued or subject to issuance upon the conversion of the Preferred Stock, (ii) the Common Stock issued to Medtronic pursuant to the License Agreement dated August 9, 1999, as amended from time to time, by and between the Company and Medtronic (the “License Agreement”) or issued or subject to issuance upon exercise of the Medtronic Warrants, and (iii) any additional securities issued with respect to the securities described above upon any stock split, stock dividend, recapitalization, or similar event. Registrable Securities shall cease to be Registrable Securities when (x) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (y) they shall be eligible to be distributed pursuant to Rule 144 promulgated under the Securities Act in a single three month period by the holder thereof or (z) they shall have ceased to be outstanding.

“Registration Expenses” means the expenses described in Section 5.6.

5.2. Demand Registration.

(a) Subject to the provisions of Section 5.2(d) and Section 5.2(e), if at any time after the earlier of four years after the Initial Closing (as defined in the Series E Stock Purchase Agreement) or 180 days after the date the Company first consummates a Public Offering on Form S-1 or Form SB-2, or any successor forms, the Company shall receive a written request therefor from the record holder or holders of an aggregate of more than 33% of the Registrable Securities (the “Initiating Holders”), the Company shall prepare and file a registration statement under the Securities Act covering such number of Registrable Securities as are the subject of such request, provided that such Registrable Securities have an anticipated net aggregate offering price in excess of five million dollars ($5,000,000), and shall use its best efforts to cause such registration statement to become effective. Upon the receipt of a registration request meeting the requirements of this Section 5.2(a), the Company shall promptly give written notice to all other record holders of Registrable Securities that such registration is to be effected. The Company shall include in such registration statement such additional Registrable Securities as such other record holders request within thirty (30) days after the date of the Company’s written notice to them. If (i) the holders of a majority of the Registrable Securities for which registration has been requested pursuant to this Section 5.2(a) and the holders of a majority of the shares of Registrable Securities held by the Initiating Holders determine for any reason not to proceed with the registration at any time before the related registration statement has been declared effective by the Commission, (ii) such registration statement, if theretofore filed with the Commission, is withdrawn and (iii) the holders of the Registrable Securities subject to such registration statement agree to bear their own Registration Expenses incurred in connection therewith and to reimburse the Company for the Registration Expenses incurred by it in such connection or if such registration statement, if theretofore filed with the Commission, is withdrawn at the initiative of the Company, then the holders of the Registrable Securities shall not be deemed to have exercised one of their two demand registration rights pursuant to this Section 5.2(a); provided, however, that the holders of Registrable Securities requesting registration shall not be required to reimburse the Company for the Registration Expenses incurred by it in connection with a registration withdrawn at the request of such holders, and the Company shall not be deemed to have prepared, filed or caused to be effective the registration within the meaning of Section 5.2(c), if the holders requesting withdrawal of the registration do so in good faith because of material adverse information regarding the Company of which they became aware after requesting registration.

(b) At the request of the holders of a majority of the Registrable Securities to be registered, the method of disposition of all Registrable Securities included in a registration under Section 5.2(a) shall be an underwritten offering. The managing underwriter of any such offering shall be selected by the holders of a majority of the Registrable Securities for which registration has been requested and shall be reasonably acceptable to the Company. If in the good faith judgment of the managing underwriter of the Public Offering, the inclusion of all of the Registrable Securities the registration of which has been requested would interfere with their successful marketing, the number of Registrable Securities to be included in the offering shall be reduced, pro rata, among the requesting holders thereof in proportion to the number of Registrable Securities included in their respective requests for registration. Neither the Company nor any holder of securities (other than Registrable Securities) of the Company shall have the right to include any securities in a registration statement to be filed as part of a demand registration pursuant to this Section 5.2(a) or Section 5.4 unless (i) such securities are of the same class as the Registrable Securities to be included in the registration (or another class of securities to be sold by the Company for its own account), (ii) the holders of a majority of the Registrable Securities to be registered consent to such inclusion in writing, (iii) if such registration is an underwritten offering, the Company and such other holders agree in writing to sell their securities on the same terms and conditions as apply to the Registrable Securities being sold pursuant to the request for registration and (iv) the inclusion of such securities will not, in the judgment of any managing underwriter of the Offering, interfere with the successful marketing of the Registrable Securities.

(c) The Company shall be obligated to prepare, file and cause to be effective only two registration statements pursuant to Section 5.2(a).

(d) Notwithstanding the foregoing, the Company may delay initiating the preparation and filing of any registration statement requested pursuant to Section 5.2(a) for a period not to exceed one hundred twenty (120) days if (i) in the good faith judgment of the Company’s Board of Directors effecting the registration would substantially interfere with any material transaction being considered at the time of receipt of the request from the Initiating Holders or (ii) a request for registration is received during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180) days following the effective date of, a Company-initiated registration as to which holders of Registrable Securities may include Registrable Securities pursuant to Section 5.3 below, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective and provided further that such right under subsection (i) to delay a request shall be exercised by the Company not more than once in any 12-month period.

(e) Notwithstanding anything to the contrary contained herein, and without limitation as to the rights of the Company to include in a demand registration securities for sale for its own account as provided in Section 5.2(a), at any time within thirty (30) days after receiving a demand for registration, the Company may elect to effect an underwritten primary registration in lieu of the requested registration. If the Company so elects, the Company shall give prompt written notice to all holders of Registrable Securities of its intention to effect such a registration and shall afford such holders the rights contained in Section 5.3 with respect to “piggyback” registrations. In such event, the demand for registration shall be deemed to have been withdrawn without reducing the number of demand registrations remaining available under Section 5.2(c).

5.3. Piggyback Registration.

(a) Each time the Company shall determine to proceed with the actual preparation and filing of a registration statement under the Securities Act in connection with the proposed offer and sale for money of any of its securities by it or any of its security holders (other than a registration statement on Form S-1 in connection with an initial Public Offering of the Common Stock, Form S-8, Form S-4, or other similar form then in effect solely for registration of securities in connection with an employee benefit plan or dividend reinvestment plan or a merger, consolidation or acquisition), the Company will give written notice of its determination to all record holders of Registrable Securities. Upon the written request of a record holder of any shares of Registrable Securities given within 30 days after the date of mailing of any such notice from the Company, the Company will, except as herein provided, cause all the Registrable Securities the registration of which is requested to be included in such registration statement, all to the extent requisite to permit the sale or other disposition by the prospective seller or sellers of the Registrable Securities to be so registered; provided, however, that nothing herein shall prevent the Company from, at any time, abandoning or delaying any registration; and provided, further, that if the Company determines not to proceed with a registration after the registration statement has been filed with the Commission and the Company’s decision not to proceed is primarily based upon the anticipated Public

Offering price of the securities to be sold by the Company, then, upon the election by the holders of at least a majority of the Registrable Securities then outstanding, the Company shall promptly complete the registration for the benefit of those selling security holders who wish to proceed with a Public Offering of their Registrable Securities and who bear all of the Registration Expenses in excess of $25,000 incurred by the Company as the result of such registration after the Company has decided not to proceed. In the discretion of the holders of the Registrable Securities to be included in the registration (provided that such holders are the record holders of at least 51% of the Registrable Securities), such registration may count as a demand registration under Section 5.2 (if it otherwise meets the requirements of Section 5.2(a)) for which the Company will pay the Registration Expenses.

(b) If any registration pursuant to this Section 5.3 is underwritten in whole or in part, the Company may require that the Registrable Securities included in the registration be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters. If, in the good faith judgment of the managing underwriter of the Public Offering, the inclusion of all of the Registrable Securities originally covered by requests for registration would reduce the number of shares to be offered by the Company or interfere with the successful marketing of the shares offered by the Company, the number of Registrable Securities to be included in the Offering may be reduced in the following manner: first, securities held by officers and directors of the Company (other than Registrable Securities) shall be excluded from such underwritten Public Offering to the extent required by the managing underwriter, second, any securities, other than Registrable Securities, proposed to be sold in the Offering by persons other than the Company shall be excluded and third, if a further reduction in the Offering is required, the Registrable Securities requested to be included in the Offering shall be reduced, pro rata, among the requesting holders thereof in proportion to the number of Registrable Securities included in their respective requests for registration.

5.4. Short Form Registration. In addition to the registration rights provided in Sections 5.2 and 5.3, if the Company qualifies for the use of Form S-3 (or any similar registration form), the Company shall at the request of holders of Registrable Securities from time to time register Registrable Securities on behalf of such holder or holders on such form; provided, however, that the Company shall not be required to effect any such registration pursuant to this Section 5.4 if the holders of Registrable Securities, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $5,000,000, unless the Registrable Securities proposed to be included in such registration constitute all of the Registrable Securities held by such holders and have an aggregate price to the public of more than $1,000,000. The Company shall be obligated to prepare, file and cause to be effective no more than two registration statements pursuant to this Section 5.4 per calendar year. The Company shall give notice of any proposed Form S-3 registration to the record holders of Registrable Securities who did not join in the request therefor and afford them a reasonable opportunity to do so. Registration effected pursuant to this Section 5.4 shall not be counted as demands for registration or registrations effected pursuant to Section 5.2.

5.5. Registration Procedures. If and whenever the Company is required by the provisions of Sections 5.2, 5.3 or 5.4 to effect the registration of shares of Registrable Securities under the Securities Act, the Company will use its best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended methods of disposition specified by the holders participating therein. Without limiting the foregoing, the Company in each such case will, as expeditiously as possible:

(a) prepare and file with the Commission (in the case of a demand registration pursuant to Section 5.2 or 5.4) the requisite registration statement to effect such registration (including such audited financial statements as may be required by the Securities Act or the rules and regulations promulgated thereunder) and use its best efforts to cause such registration statement to become effective; provided, however, that as far in advance as practical before filing such registration statement or any amendment thereto, the Company will furnish to counsel for the requesting holders copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits), and any such holder shall have the opportunity to object to any information pertaining solely to such holder that is contained therein and the Company will make the corrections reasonably requested by such holder with respect to such information prior to filing any such registration statement or amendment;

(b) prepare and file with the Commission such amendments and supplements to such registration statement and any prospectus used in connection therewith as may be necessary to maintain the effectiveness of such registration statement and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities included in such registration statement, in accordance with the intended methods of disposition thereof, until the earlier of (i) such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement and (ii) one hundred eighty (180) days after such registration statement becomes effective;

(c) promptly notify each requesting holder and the underwriter or underwriters, if any:

(i)	when such registration statement or any prospectus used in connection therewith, or any amendment or supplement thereto, has been filed and, with respect to such registration statement or any post-effective amendment thereto, when the same has become effective;

(ii)	of any written request by the Commission for amendments or supplements to such registration statement or prospectus;

(iii)	of the notification to the Company by the Commission of its initiation of any proceeding with respect to the issuance by the Commission of, or of the issuance by the Commission of, any stop order suspending the effectiveness of such registration statement; and

(iv)	of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction;

(d) furnish to each seller of Registrable Securities included in such registration statement such number of conformed copies of such registration statement and of each amendment and supplement thereto such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 promulgated under the Securities Act relating to such seller’s Registrable Securities, and such other documents as such seller may reasonably request to facilitate the disposition of its Registrable Securities;

(e) use its best efforts to register or qualify all Registrable Securities included in such registration statement under such other securities or blue sky laws of such jurisdictions as each holder of Registrable Securities thereof shall reasonably request within twenty (20) days following the original filing of such registration statement and to keep such registration or qualification in effect for so long as such registration statement remains in effect, and take any other action which may be reasonably necessary or advisable to enable such holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such holder, except that the Company shall not for any such purpose be required (i) to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this paragraph (e) be obligated to be so qualified, (ii) to consent to general service of process in any such jurisdiction or (iii) to subject itself to taxation in any such jurisdiction by reason of such registration or qualification;

(f) use its best efforts to cause all Registrable Securities included in such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable each holder thereof to consummate the disposition of such Registrable Securities;

(g) if and to the extent any of the following are obtained by or furnished to the Company or the underwriters, furnish to any holder who so requests a signed counterpart, addressed to such holder (and the underwriters, if any), of:

(i)	an opinion of counsel for the Company, dated the effective date of such registration statement (or, if such registration includes an underwritten Public Offering, dated the date of any closing under the underwriting agreement), and

(ii)	a “cold comfort” letter, dated the effective date of such registration statement (and, if such registration includes an underwritten Public Offering, dated the date of any closing under the underwriting agreement), signed by the independent public accountants who have certified the Company’s financial statements included in such registration statement; provided, however, that the obligation to furnish a “cold comfort” letter shall only be imposed to the extent permitted under any then-prevailing rules of accounting procedure;

(h) notify each holder whose Registrable Securities are included in such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which any prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and at the request of any such holder promptly prepare and furnish to such holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(i) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission;

(j) provide a transfer agent and registrar for all Registrable Securities included in such registration statement not later than the effective date of such registration statement; and

(k) use its best efforts to cause all Registrable Securities included in such registration statement to be listed, upon official notice of issuance, on any securities exchange or quotation system on which any of the securities of the same class as the Registrable Securities are then listed.

(l) The Company may require each holder whose Registrable Securities are being registered to, and each such holder shall, as a condition to including Registrable Securities in such registration, furnish the Company and the underwriters with such information and affidavits regarding such holder and the distribution of such securities as the Company and the underwriters may from time to time reasonably request in writing in connection with such registration. At any time during the effectiveness of any registration statement covering Registrable Securities offered by a holder, if such holder becomes aware of any change materially affecting the accuracy of the information contained in such registration statement or the prospectus (as then amended or supplemented) relating to such holder, it will immediately notify the Company of such change.

(m) Upon receipt of any notice from the Company of the happening of any event of the kind described in paragraph (h) of this Section 5.5, each holder will forthwith discontinue such holder’s disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until such holder receives the copies of the supplemented or amended prospectus contemplated by paragraph (h) of this Section 5.5 and, if so directed by the Company, shall deliver to the Company all copies, other than permanent file copies, then in such holder’s possession of the prospectus relating to such Registrable Securities current at the time of receipt of such notice.

5.6. Expenses. With respect to any registration requested pursuant to Section 5.2 (except as otherwise provided in such Section with respect to a registration voluntarily terminated at the request of the requesting holders of Registrable Securities), Section 5.3 (except as otherwise provided in such Section with respect to a registration continued by selling security holders who wish to proceed with a Public Offering that is withdrawn by the Company) or Section 5.4, the Company shall bear all of the expenses (“Registration Expenses”) incident to the Company’s performance of or compliance with its obligations under this Agreement in connection with such registration including, without limitation, all registration, filing, securities exchange listing and NASD fees, all registration, filing, qualification and other fees and expenses or complying with securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance, premiums and other costs of any policies of insurance against liabilities arising out of the Public Offering of the Registrable Securities being registered obtained by the Company (it being understood that the Company shall have no obligation to obtain such insurance), and any fees and disbursements of underwriters customarily paid by issuers or sellers of securities and reasonable fees and disbursements of one counsel for the holders of the Registrable Securities, but excluding underwriting discounts and commissions and transfer taxes, if any, in respect of Registrable Securities, which discounts, commissions and taxes in respect of Registrable Securities shall in any registration be payable by the holders of the Registrable Securities being registered, pro rata in proportion to the number of Registrable Securities being sold by them.

5.7. Delay of Registration. No holder of Registrable Securities shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 5.

5.8. Indemnification.

(a) The Company shall, to the fullest extent permitted by law, indemnify and hold harmless each holder of Registrable Securities which are included in a registration statement pursuant to the provisions of this Section 5 and its directors, officers and partners and each other person, if any, who controls such holder within the meaning of the Securities Act from and against any and all losses, claims, damages, expenses or liabilities, joint or several (collectively, “Losses”) to which such holder or any such director, officer, partner or controlling person may become subject under the Securities Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in a registration statement prepared and filed hereunder, any preliminary, final or summary prospectus contained therein or any amendment or supplement thereto or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances in which they were made) not misleading and the Company will reimburse the holder and each such director, officer, partner and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending against any such Losses (or action or proceeding in respect thereof); provided, however, that the Company will not be liable in any such case to the extent that any such Losses arise out of or are based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission made in conformity with written information furnished by such holder specifically for use in the preparation of the registration statement or (ii) such holder’s failure to send or give a copy of the final prospectus to the persons asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such person if such statement or omission was corrected in such final prospectus. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such holder or any such director, officer, partner or controlling person of such holder and shall survive the transfer of such securities by such holder. The Company shall also indemnify each other person who participates (including as an underwriter) in the offering or sale of Registrable Securities, their officers and directors, and partners, and each other person, if any, who controls any such participating person within the meaning of the Securities Act to the same extent as provided above with respect to holders of Registrable Securities.

(b) Each holder of shares of Registrable Securities which are included in a registration pursuant to the provisions of this Section 5 shall, to the full extent permitted by law, indemnify and hold harmless the Company, its officers, directors and each other person, if any, who controls the Company within the meaning of the Securities Act from and against any and all Losses to which the Company or any such officer, director or controlling person may become subject under the Securities Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in a registration statement prepared and filed hereunder, any preliminary, final or summary prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in strict conformity with written information furnished by such holder specifically for use in the preparation of such registration statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling person of the Company. The holder of Registrable Securities included in a registration statement shall also indemnify each other person who participates (including as an underwriter) in the offering or sale of Registrable Securities, their officers and directors, and partners, and each other person, if any, who controls any such participating person within the meaning of the Securities Act to the same extent as provided above with respect to the Company. In no event shall the liability of any holder under this Section 5.8(b) exceed the net proceeds received by such holder from the sale of their Registrable Securities. Each holder under this Section 5.8 shall be severally, not jointly, liable.

(c) Promptly after receipt by an indemnified party pursuant to the provisions of paragraph (a) or (b) of this Section 5.8 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of paragraph (a) or

(b), promptly notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against any indemnified party, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any action include both the indemnified party and the indemnifying party and the indemnified party reasonably concludes that there is a conflict of interest that would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party shall have the right to select separate counsel to participate in the defense of such action on behalf of the indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said paragraph (a) or (b) for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed counsel in accordance with the proviso of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel for the indemnified parties with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of additional counsel or counsels for the indemnified parties. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation without the consent of the indemnified party. No indemnifying party shall be subject to any liability for any settlement made without its consent. An indemnified party may at any time elect to participate in the defense of any claim or proceeding at its own expense.

(d) If the indemnification provided for in this Section 5 is held by a court of competent jurisdiction to be unavailable or insufficient to hold harmless an indemnified party, then each indemnifying party shall contribute to the amount paid or payable to such indemnified party as a result of the Losses an amount or additional amount, as the case may be, in such proportion as is appropriate to reflect the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or parties on the one hand or the indemnified party on the other and the parties’ relative, intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid to an indemnified party as a result of the Losses referred to in the first sentence of this Section 5.8(d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this Section 5.8. No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Nothwithstanding the foregoing or anything else herein to the contrary, in no event shall any holder of Registrable Securities be required to contribute an amount that exceeds the net proceeds received by such holder from the sale of their Registrable Securities.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten Public Offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and holders of Registrable Securities under this Section 5.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 5, and otherwise.

5.9. Covenants Relating to Rule 144. If at any time the Company is required to file reports in compliance with either Section 13 or Section 15(d) of the Exchange Act, the Company will (a) file reports in compliance with the Exchange Act and (b) comply with all rules and regulations of the Commission applicable to the use of Rule 144.

5.10. Underwritten Offerings. If a distribution of Registrable Securities pursuant to a registration statement is to be underwritten, the holders whose Registrable Securities are to be distributed by such underwriters shall be parties to such underwriting agreement. No requesting holder may participate in such underwritten offering unless such holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. If any requesting holder disapproves of the terms of an underwriting, such holder may elect to withdraw therefrom and from such registration by notice to the Company and the managing underwriter, and each of the remaining requesting holders shall be entitled to increase the number of Registrable Securities being registered to the extent of the Registrable Securities so withdrawn in the proportion which the number of Registrable Securities being registered by such remaining requesting holder bears to the total number of Registrable Securities being registered by all such remaining requesting holders.

5.11. Stand-Off Agreement. Each holder of Registrable Securities agrees, in connection with the Company’s initial Public Offering and any other underwritten Public Offering, upon request of the Company or the underwriters managing such Offering, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any shares of Common Stock of the Company other than those included in the registration without the prior written consent of such underwriters for such period of time (not exceeding 180 days in the case of the Company’s initial Public Offering and 90 days in the case of any other underwritten Public

Offering) from the effective date of such registration as may be requested by the underwriters; provided, however, that all of the Affiliates, officers, directors and employees of the Company who own stock of the Company and holders of at least 1% of the Company’s voting securities must also agree to not less onerous restrictions.

5.12. Amendment of Registration Rights. Without the written consent of the holders of at least a majority of the then-outstanding Registrable Securities, the Company shall not amend this Section 5, or enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder to include such securities as Registrable Securities under this Section 5. Any amendment to this Section 5 pertaining only to rights of a particular class or series of the Company’s outstanding capital stock and affecting such rights adversely and in a manner materially different from its effect on the rights of the other outstanding class or series of the Company’s outstanding capital stock must be approved by the holders of at least 66 2/3% of the outstanding shares of such class or series of capital stock.

5.13. Termination. This Section 5, and all of the Company’s obligations (other than its obligations pursuant to Section 5.8, which Section shall survive such termination) under this Section 5, shall terminate upon the earlier to occur of (i) the date on which there are no Registrable Securities outstanding and (ii) the fifth anniversary of the effective date of the registration statement filed with respect to the Company’s initial Public Offering.

5.14. Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 5 may be assigned (but only with all related obligations) by a holder of Registrable Securities to a transferee or assignee of such securities that (i) is an Affiliate, partner, limited partner, retired partner, holder of limited liability company interest, or shareholder of such holder, (ii) is a Member of the Immediate Family of such holder, or (iii) after such assignment or transfer, holds at least 250,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 5.11 above.

5.15. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the holders of a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 5.3, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.

6. Covenants of the Company. The Company covenants and agrees that:

6.1. Corporate Existence. The Company will maintain its corporate existence in good standing.

6.2. Books of Account and Reserves. The Company will keep, and will cause any of its subsidiaries to keep, books of record and account in which full, true and correct entries are made of all of its and their respective dealings, business and affairs, in accordance with generally accepted accounting principles. When so requested by the Investors, the Company will employ certified public accountants who are “independent” within the meaning of the accounting regulations of the Commission and who are approved by the Investors. At such time, the Company will have annual audits made by such independent public accountants in the course of which such accountants shall make such examinations, in accordance with generally accepted auditing standards, as will enable them to give such reports or opinions with respect to the financial statements of the Company and its subsidiaries as will satisfy the requirements of the Commission in effect at such time with respect to reports or opinions of accountants. At such time as independent public accountants are employed by the Company, management will request such independent public accountants to issue to the Company a management letter of recommendations in connection with each annual audit of the financial statements of the Company. In the event the services of the independent public accountants are terminated, the Company will promptly notify the Investors of such termination and will request such independent public accountants to send a letter to the Investors advising them in the detail requested by the Investors of the reasons for the termination of their services.

6.3. Furnishing of Financial Statements and Information. The Company will deliver to each Investor that continues to hold Preferred Stock:

(a) within five days of their availability, but in any event within 45 days after the end of the first three quarters in each fiscal year of the Company, the unaudited consolidated balance sheets of the Company and its subsidiaries as of the end of such quarter and the consolidated statements of income and retained earnings and statements of cash flows for such quarter and the portion of the fiscal year then ended of the Company and its subsidiaries, setting forth in comparable form figures for the comparable period of the previous fiscal year; and

(b) within five days of their availability, but in any event within 120 days after the end of each Company fiscal year, the audited consolidated balance sheet of the Company and its subsidiaries, as of the end of such fiscal year, together with the related consolidated statements of income and retained earnings and statements of cash flows for such fiscal year, setting forth in comparative form figures for the previous fiscal year, all in reasonable detail and accompanied by the unqualified reports thereon of independent certified public accountants to the effect that such consolidated financial statements have been prepared in accordance with GAAP and present fairly in all material respects the financial position of the Company and its subsidiaries as of the dates specified and the results of their operations and changes in financial position with respect to the periods specified; and

(c) within five days of their availability, but in any event within 30 days of the end of each month, a summary financial information for such month.

6.4. Inspection. So long as an Investor holds shares of Common Stock or Preferred Stock, the Company will permit such Participating Holder or New Holder and any of their partners, officers or employees, or any outside representatives designated by such Participating Holder or New Holder and reasonably satisfactory to the Company, to visit and inspect at the expense of such Participating Holder or New Holder, any of the properties of the Company or its subsidiaries, including their books and records (and to make photocopies thereof or extracts therefrom), and to discuss their affairs, finances and accounts with their officers, except with respect to trade secrets and similar confidential information unless the Participating Holder or New Holder shall have entered into a confidentiality agreement with the Company precluding disclosure of such information, all to such reasonable extent and at such reasonable times and intervals as such Participating Holder or New Holder may reasonably request without disruption of the Company’s operations.

6.5. Payment of Taxes and Maintenance of Property. The Company will, and will cause any of its subsidiaries to:

(a) pay and discharge promptly, or cause to be paid and discharged promptly when due and payable, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or upon any of its property, real, personal or mixed, or upon any part thereof, as well as all material claims of any kind (including claims for labor, material and supplies) which, if unpaid, might by law become a lien or charge upon its property; provided, however, that neither the Company nor any subsidiary shall be required to pay any such tax, assessment, charge, levy or claim while the amount, applicability or validity thereof is being contested in good faith by appropriate proceedings, provided that the Company or such subsidiary, as the case may be, shall have set aside on its books reserves (segregated to the extent required by generally accepted accounting principles) deemed adequate by it with respect thereto; and

(b) maintain and keep, or cause to be maintained and kept, its properties in good repair, working order and condition, and from time to time make, or cause to be made, all repairs and renewals and replacements which in the opinion of the Company are necessary and proper so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

6.6. Insurance. The Company will, and will cause each of its subsidiaries to:

(a) keep or cause all of its insurable property or properties (including valuable papers) to be kept insured against loss or damage against fire and other risks;

(b) maintain general liability insurance against (i) claims for personal injury, death or property damage suffered by others upon or in or about the premises occupied by it or occurring as a result of its maintenance or operation of any automobiles, trucks or other vehicles or other facilities and (ii) claims for product liability;

(c) maintain directors’ and officers’ liability insurance on terms reasonably acceptable to the holders of a majority of the shares of Preferred Stock;

(d) maintain in full force and effect keyman life insurance on the Chief Executive Officer in the amount of $2,000,000, naming the Company as loss payee; and

(e) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business.

All insurance for which provision has been made in this Section 6.6 shall be maintained in the amounts and to the extent determined to be reasonable by the Board of Directors of the Company. All such insurance shall be procured and maintained in force under a policy or policies issued by insurers of recognized responsibility, except that the Company or any subsidiary may procure worker’s compensation or similar insurance in respect of operations in any state or other jurisdiction either through an insurance fund operated by such state or other jurisdiction or by causing to be maintained a system or systems of self insurance which is in accord with applicable laws. The Company will provide the Investors from time to time upon request with evidence of the insurance company’s policies then in force.

6.7. Payment of Indebtedness and Discharge of Obligations. The Company will, and will cause any of its subsidiaries to, pay or cause to be paid the principal of and interest and premium, if any, on all indebtedness for borrowed money heretofore or hereafter incurred or assumed by it when and as the same shall become due and payable, unless such indebtedness for borrowed money is renewed or extended. The Company will, and will cause each of its subsidiaries to, faithfully observe, perform and discharge all of the material covenants, conditions and obligations which are imposed on it by any and all indentures and other agreements securing or evidencing such indebtedness for borrowed money or pursuant to which such indebtedness for borrowed money is issued, and will not permit the continuance of any act or omission which is, or under the provisions thereof may be declared to be, a material default thereunder, unless such default is waived pursuant to the provisions thereof. Neither the Company nor any of its subsidiaries shall be required to make any payment or to take any other action by reason of this Section 6.7 at any time while the Company is contesting in good faith by appropriate proceedings its obligations to make such payment or to take such action, provided that the Company or such subsidiary, as the case may be, shall have set aside on its books reserves (segregated to the extent required by generally accepted accounting principles) deemed adequate by it with respect thereto.

6.8. Preparation and Approval of Budgets. So long as a Participating Holder or New Holder holds shares of Common Stock or Preferred Stock, at least one month prior to the beginning of each fiscal year of the Company, the Company shall prepare and submit to its Board of Directors for discussion purposes a first draft of an annual plan for such year which shall include monthly capital and operating expense budgets, cash flow statements and profit and loss projections and year-end projected balance sheets, itemized in such detail as the Board of Directors may reasonably request. The final draft of such annual plan shall be presented to the Board of Directors of the Company for approval prior to the beginning of each fiscal year of the Company and, after such annual plan is approved by the Board of Directors, a summary of such annual plan (such summary to be approved by the Board of Directors) shall be furnished to the Investors holding shares of Common Stock or Preferred Stock. Each annual plan shall be modified as often as is necessary to reflect changes required as a result of operating results and other events that occur, or may be reasonably expected to occur, during the year covered by the annual plan, and copies of such modification shall be submitted to the Board of Directors of the Company.

6.9. Replacement of Stock Certificates. Any Stockholder claiming the loss, theft, destruction or mutilation of any certificate representing Common Stock, Preferred Stock or Conversion Stock may be issued a new certificate in accordance with the requirements of the Bylaws of the Company.

6.10. Indemnification Bylaw. The Bylaws of the Company will at all times contain a section requiring the Company to indemnify its officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

6.11. Employee Agreements. The Company shall use best efforts to cause each of its key officers and employees to execute a confidentiality and assignment of inventions agreement. The Company shall use best efforts to cause each of its key executives to execute a non-compete agreement.

6.12. Directors Expenses; Meetings. The Company shall reimburse the designees of the Investors to the Board of Directors for reasonable expenses including, without limitation, travel and lodging expenses incurred in attending meetings of the Board of Directors (and any meetings of committees thereof) and any other meetings or events attended at the request of the Company. The Company shall hold meetings of the Board of Directors at least once every calendar quarter unless waived by a majority of directors designated by the Investors.

6.13. Qualified Small Business Stock. The Company will use its best efforts to comply with any reporting and record keeping requirements of Section 1202 of the Internal Revenue Code of 1986, as amended, and of any regulations promulgated thereunder, and agrees not to repurchase any stock of the Company if such repurchase would cause the Preferred Stock or the Common Stock issued upon conversion of the Preferred Stock not to so qualify as “Qualified Small Business Stock.” To the extent that the Preferred Stock or the Common Stock issued upon conversion of the Preferred Stock ceases to qualify as Qualified Small Business Stock, any further obligations thereafter under this Section 6.13 shall immediately terminate.

6.14. Termination. The Company’s obligations under this Section 6 shall terminate and this Section 6 shall be of no further force and effect (i) upon the consummation of Qualified IPO or (ii) upon a Change of Control.

7. Board of Directors.

7.1. Designation of Director. The Stockholders agree to vote all of the Company’s Common Stock, Preferred Stock and any other voting securities of the Company now owned or hereafter acquired or controlled by them, and otherwise use their respective best efforts as stockholders or directors of the Company, to cause and maintain the election to the Board of Directors of the Chief

Executive Officer of the Company. The remaining directors shall be elected by the stockholders of the Company pursuant to the provisions of the Amended and Restated Certificate of Incorporation and Bylaws of the Company.

7.2. Termination. The provisions of this Section 7 shall terminate and be of no further force and effect (i) upon the consummation of a Qualified IPO or (ii) upon a Change of Control.

8. Miscellaneous.

8.1. Legended Certificates. Each certificate representing Shares shall bear the following legend:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS AS SET FORTH IN AN AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT DATED AS OF FEBRUARY 12, 2007, A COPY OF WHICH IS ON FILE IN THE OFFICES OF THE CORPORATION AND WILL BE FURNISHED TO THE HOLDER HEREOF WITHOUT CHARGE UPON WRITTEN REQUEST.

8.2. Successors and Assigns. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.3. Amendments and Waivers. This Agreement may not be orally amended, modified, extended or terminated, nor shall any oral waiver of any of its terms be effective. In addition to any additional approvals expressly required by this Agreement, this Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, by an agreement in writing signed by the holders of a majority or more of the voting power of all Shares then held by the Investors, voting together as a single class (provided that such amendment, modification, extension, termination or waiver shall affect all holders of Shares equally); provided, however, that (a) the consent of the holders of a majority or more of the voting power of all Shares then held by the Management Stockholders shall be required for any amendment, modification, extension, termination or waiver which has an adverse effect on the rights of the Management Stockholders as such under this Agreement, (b) any amendment, modification, extension, termination or waiver to this Agreement pertaining only to rights of a particular class or series of the Company’s outstanding capital stock and affecting such rights adversely and in a manner materially different from its effect on the rights of the other outstanding class or series of the Company’s outstanding capital stock must be approved by the holders of more than 66 2/3% of the outstanding shares of such class or series of capital stock, and (c) the Company shall, in each case, deliver copies of such consent in writing to any parties to this Agreement who did not execute the same. Each such amendment, modification, extension, termination and waiver shall be binding upon each party hereto and each holder of Shares subject hereto. In addition, each party hereto and each holder of Shares subject hereto may waive any right hereunder by an instrument in writing signed by such party or holder.

8.4. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram or facsimile, or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth on Schedule A and Schedule B to this Agreement as subsequently modified by written notice, and if to the Company, at its principal office to the attention of the Chief Executive Officer with a copy to Steven A. Wilcox, Ropes & Gray, One International Place, Boston, Massachusetts 02110.

8.5. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded and (c) the balance of this Agreement shall be enforceable in accordance with its terms.

8.6. Governing Law. This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

8.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.8. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.9. Aggregation of Stock. All shares of Preferred Stock held or acquired by Affiliates of an Investor shall be aggregated together for the purpose of determining the availability of any rights of such Investor under this Agreement.

8.10. Binding Effect, Etc. Except for restrictions on Transfer of Shares set forth in other agreements, plans or other documents, this Agreement constitutes the entire agreement of the parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter (including without limitation the 2003 Investors’ Rights Agreement), and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.

8.11. Consent to Jurisdiction. Each party to this Agreement, by his or its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of Delaware or the United States District Court located in the State of Delaware for the purpose of any litigation arising out of or based upon any of the Series E Documents (as defined in the Series E

Stock Purchase Agreement) or relating to the subject matter thereof, in each case whether now existing or hereafter arising (the “Litigation”), (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Litigation, any claim that he or it is not subject personally to the jurisdiction of the above-named courts, that his or its property is exempt or immune from attachment or execution, that any such Litigation brought in one of the above-named courts may be removed to any federal court, should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that any of the Series E Documents (as defined above), or the subject matter thereof, whether now existing or hereafter arising, may not be enforced in or by such court, or that any of the Series E Documents (as defined above) or the subject matter thereof may not be enforced in or by such court and (iii) hereby agrees not to commence any Litigation arising out of or based upon any of the Series E Documents (as defined above) or relating to the subject matter thereof, whether now existing or hereafter arising, other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Litigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party to this Agreement hereby (x) consents to service of process in any such Litigation in any manner permitted by Delaware law; (y) agrees that service of process made in accordance with clause (x) or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8.4, is reasonably calculated to give actual notice of any such Litigation; and (z) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Litigation any claim that service of process made in accordance with clause (x) or (y) does not constitute good and sufficient service of process.

8.12. Additional Investors. The Company and the Investors acknowledge and agree that certain additional persons may purchase shares of Series E Preferred pursuant to the provisions of Section 1.2(c) of the Series E Stock Purchase Agreement and, upon any such person’s purchase of any of such shares and his or its execution of this Agreement, such person shall for all purposes be considered a “Purchaser” and an “Investor” hereunder. The Company and the Investors acknowledge and agree that, under the terms of Section 1.3(9) of this Agreement, the right of first offer set forth in Section 1 of this Agreement shall not apply to the issuance of securities to such additional persons pursuant to the Series E Stock Purchase Agreement.

8.13. Additional Management Stockholders. The Company shall require each director, officer, key management employee, and key technical employee (and any other person designated by the Board of Directors of the Company as a Management Stockholder) who purchases shares of the Company’s capital stock or to whom shares of the Company’s capital stock are issued, pursuant to the exercise of an option or otherwise, to execute a counterpart to this Agreement, whereupon his or her name shall be added to Schedule B and he or she shall be deemed to be a Management Stockholder for purposes of this Agreement.

8.14. Additional New Holders. The Company shall require any additional New Holder to execute a counterpart to this Agreement, whereupon his or her name shall be added to Schedule A and he or she shall be deemed to be a New Holder for purposes of this Agreement.

8.15. Horizon Technology. Attached hereto as Exhibit A is the Instrument of Joinder to Amended and Restated Investors’ Rights Agreement of the Company, dated May 24, 2005, executed by Horizon Technology Funding Company II LLC and Horizon Technology Funding Company III LLC.

8.16. Brown Brothers Harriman & Co. For purposes of Section 5.3(b) of this Agreement, all references to “Registrable Securities” in the second sentence of such Section 5.3(b) shall be deemed to include the shares of Common Stock issued or subject to issuance upon exercise of the Brown Brothers Warrant.

[Signature pages follow]

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

TISSUELINK MEDICAL, INC.

By:	/s/ M. Jacqueline Eastwood
M. Jacqueline Eastwood
Chief Executive Officer

INVESTORS